==============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                -------------
                                SCHEDULE 13G

                               (RULE 13D-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                 PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
             AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                 -----------
                             (AMENDMENT NO. 3)*


                         MUTUAL RISK MANAGEMENT LTD.
------------------------------------------------------------------------------
                              (NAME OF ISSUER)


  COMMON STOCK, PAR VALUE $0.01 PER
                SHARE                                 628351108
--------------------------------------  --------------------------------------
   (TITLE OF CLASS OF SECURITIES)                  (CUSIP NUMBER)


                              DECEMBER 31, 2006
------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[_]  RULE 13D-1(D)

                                 ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

  =============================================================================

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 2
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        SC FUNDAMENTAL VALUE FUND, L.P.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 3
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        SC FUNDAMENTAL LLC

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          NEW YORK
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: OO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 4
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        SC FUNDAMENTAL VALUE BVI, LTD.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  BRITISH VIRGIN ISLANDS
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 5
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               SC-BVI PARTNERS

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 6
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               PMC-BVI, INC.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 7
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               SC FUNDAMENTAL BVI, INC.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 8
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        PETER M. COLLERY

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         150*
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    150*
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     150*
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.0004%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------



*All of such shares are held by Mr. Collery as custodian for his children.

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 9
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               NEIL H. KOFFLER

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            628351108              13G             Page 10
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               JOHN T. BIRD

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL
           EXECUTIVE OFFICES

           (a) and (b) This Amendment No. 3 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of Mutual Risk Management Ltd., a Bermuda corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 44 Church Street, Hamilton HM 12 Bermuda.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

               (i) SC Fundamental Value Fund, L.P.
              (ii) SC Fundamental LLC
             (iii) SC Fundamental Value BVI, Ltd.
              (iv) SC-BVI Partners
               (v) PMC-BVI, Inc. (vi) SC Fundamental BVI, Inc.
             (vii) Peter M. Collery (viii) Neil H. Koffler and
              (ix) John T. Bird (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e) [ ] An investment adviser in accordance with Rule
      13d-1(b)(1)(ii)(E);

           (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

(a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2006, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 41,639,188 shares of Common Stock outstanding as of September 30, 2002, as reported by the Issuer in an amendment to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission on November 8, 2002.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |X|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as
                               General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner of
                                    investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary

                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                   /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for Peter M. Collery (1)


                                   /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                   /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for John T. Bird (2)





(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                           EXHIBIT INDEX

     Exhibit No.                Document
     -----------                --------

         1          Joint Filing Agreement, dated
                    February 14, 2007, among SC
                    Fundamental Value Fund, L.P., SC
                    Fundamental LLC, SC Fundamental
                    Value BVI, Ltd., SC-BVI Partners,
                    PMC-BVI, Inc., SC Fundamental BVI,
                    Inc., Peter M. Collery, Neil H.
                    Koffler and John T. Bird, to file
                    this Amendment No.3 to the joint
                    statement on Schedule 13G.

         2          Identity of Members of Group

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 3 to the statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Mutual Risk Management Ltd. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 14th day of February, 2007.


Dated:  February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as
                               General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner of
                                    investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President

                               PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary


                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                   /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for Peter M. Collery (1)


                                   /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                   /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for John T. Bird (2)









(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                                                       Exhibit 2

                   IDENTITY OF MEMBERS OF GROUP



SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
Peter M. Collery
Neil H. Koffler
John T. Bird